SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

AMG FUNDS I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear ManagersChoice Advisor:

Your client(s) will be receiving a proxy statement this week, requesting shareholders to vote on an important proposal concerning the AMG GW&K Core Bond Fund (the “Fund”), formerly AMG Managers Total Return Bond Fund.

The proxy statement is also available at proxyonline.com/docs/amgfunds.pdf. As the proxy statement explains, the proposal for which your clients’ votes are being solicited is approval of a new subadvisory agreement between AMG Funds LLC and Gannett Welsh & Kotler, LLC, with respect to the Fund. The proxy statement provides greater detail on this proposal and should be consulted for additional information.

Your clients can vote in one of four ways:

•	Over the Internet, through the website listed on the proxy card,

•	By telephone, using one of the toll-free numbers listed on the proxy card,

•	By mail, using the proxy card enclosed in the shareholder mailing — your client must sign, date and return the proxy card in the enclosed postage-paid envelope, or

•	In person at the shareholder meeting on May 4, 2015.

Your clients’ vote is extremely important. Shareholder meetings do not occur often, so we ask that you encourage your clients to consider and vote on this important proposal.

Please note that hard copies of the proxy statement were mailed to all ManagersChoice clients, including those who are currently registered for eDelivery of regulatory documents. Proxy cards are not considered to be standard regulatory documents and therefore must be mailed to all shareholders. If you have any questions about these proxy statements, please call our Client Service Team at 888.368.0079.

Best regards,

Client Service Team

AMG Funds LLC

888.368.0079